Exhibit (a)(1)(B)

AMENDMENT NO. 1 TO THE

ISSUER REPURCHASE NOTICE

TO HOLDERS OF

2.875% SENIOR CONVERTIBLE NOTES DUE 2027

ISSUED BY

LIVE NATION ENTERTAINMENT, INC.

CUSIP Numbers: 538034 AA7 and 538034 AB5

Reference is made to the Issuer Repurchase Notice issued by Live Nation Entertainment, Inc. (the “Company”) on June 16, 2014 (the “Original Issuer Repurchase Notice”) to the Holders of the Securities. All capitalized terms used but not specifically defined in this amendment (the “Amendment”) shall have the respective meanings given to such terms in the Original Issuer Repurchase Notice.

The Company previously announced that it intended to redeem any outstanding Securities on July 30, 2014. The Company hereby provides notice to the Holders that although the Company continues to intend to redeem any outstanding Securities in the near future, pursuant to Section 3.01 of the Indenture, the exact redemption date has not yet been determined by the Company.

The first full paragraph on pages 4 and 6 of the Original Issuer Repurchase Notice is hereby amended and restated in its entirety as follows: “However, the Company plans to issue a notice of redemption to the Holders that it intends to redeem any outstanding Securities in the near future (the date of such redemption being referred to as the “Redemption Date”) pursuant to its option under Section 3.01 of the Indenture. Securities called for redemption, including your Securities, may therefore only be surrendered for conversion prior to 5:00 p.m., New York City time, on the business day prior to the Redemption Date. Securities not surrendered for purchase pursuant to the Holder Put Option prior to 5:00 p.m., New York City time, on July 15, 2014, will be redeemed by the Company on the Redemption Date at a redemption price of 100% of the principal amount of the Securities, plus any accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any, to, but not including, the Redemption Date. (Pages 5-6)”

The last two sentences of paragraph 2.6 on page 7 of the Original Issuer Repurchase Notice are hereby amended and restated in their entirety as follows: “The Company plans to issue a notice of redemption to the Holders that it intends to redeem any outstanding Securities on the Redemption Date pursuant to its option under Section 3.01 of the Indenture. Securities not surrendered for purchase pursuant to the Holder Put Option prior to 5:00 p.m., New York City time, on July 15, 2014, will be redeemed by the Company on the Redemption Date at the Redemption Price.”

The last paragraph on page 11 of the Original Issuer Repurchase Notice is hereby amended and restated in its entirety as follows: “The Company plans to issue a notice of redemption to the Holders that it intends to redeem any outstanding Securities in the near future pursuant to its option under Section 3.01 of the Indenture. Securities called for redemption, including your Securities, may therefore only be surrendered for conversion prior to 5:00 p.m., New York City time, on the business day prior to the Redemption Date. Securities not surrendered for purchase pursuant to the Holder Put Option prior to 5:00 p.m., New York City time, on July 15, 2014, will be redeemed by the Company on the Redemption Date at the Redemption Price.”

Additional Information

The information under the caption “Additional Information” in the Original Issuer Repurchase Notice is hereby amended to include a reference to Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2014 (as such documents may be amended from time to time), which contain important information about the Company and its financial condition.

This Amendment is being made to comply with the rules and procedure requirements of the SEC. Except for the additional information described above, all of the terms and conditions set forth in the Original Issuer Repurchase Notice issued to Holders and filed with the SEC on June 16, 2014 remain unchanged.

The Trustee, Paying Agent and Conversion Agent is:

HSBC Bank USA, National Association

By Regular, Registered or Certified Mail or Overnight Courier: HSBC Bank USA, National Association Attention: CLTA Debt Services 452 Fifth Avenue, 8E6 New York, NY 10018	For Information: HSBC Bank USA, National Association Attention: CLTA Debt Services 452 Fifth Avenue, 8E6 New York, NY 10018 212-525-1427	By Facsimile: 212-525-1366 Attention: CLTA Debt Services Confirm Receipt of Facsimile Only: 212-525-1427

Any questions or requests for assistance or copies of this Amendment, the Original Issuer Repurchase Notice or other materials may be directed to the Trustee and Paying Agent.

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LIVE NATION ENTERTAINMENT, INC.

Dated: July 8, 2014